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                                                                    Exhibit 99.4


                        AMENDED STOCK PURCHASE AGREEMENT

                 THIS AGREEMENT MADE THE 28TH DAY OF JUNE, 2000.

BETWEEN:

                  IMPERIUM CAPITAL (USA), INC., A COMPANY INCORPORATED UNDER THE LAWS OF DELAWARE, HAVING A REGISTERED OFFICE AND ADDRESS AT 1209 ORANGE STREET, WILMINGTON, DELAWARE 19801.

                  ("IMPERIUM" OR "PURCHASER")

AND:

                  ROBERT DONAHUE, a businessman, having an address at 721 E. Madison, Villa Park, Illinois 60181

                  ("ROBERT DONAHUE")

WHEREAS:

A. On June 28, 2000, the Seller and Purchaser entered into a purchase and sale amending agreement (the "Purchaser Agreement") which replaced the March 22, 2000 purchase and sale agreement between the parities. Under the Purchase Agreement Imperium was to acquire 700,000 shares of common stock of GlobalNet, Inc. directly from the Seller and the Seller in his capacity as a director and officer of GlobalNet, Inc. use its best effort to have Imperium receive a warrant to acquire an additional 800,000 shares of common stock at an exercisable price of $1.00 per share to be exercise for one year.

B. This Agreement amends the terms of the Purchase Agreement concerning the warrant acquisition portion of that agreement and instead provides for Robert Donahue to place 800,000 shares of GlobalNet, Inc. which he currently owns in trust with Venture Law Corporation as trustee for a period of ten months from the date of this Agreement during which time Imperium Capital, Inc. has the right to purchase those shares for $1.00 each. On receipt of payment in Trust Venture Law Corporation will release the stares to Imperium Capital Corp. and pay the all sums received immediately as directed by Robert Donahue.

NOW THEREFORE, for valuable consideration and upon the mutual covenants and promises contained herein, the parties hereto agree as follows:

1. WARRANTS TERMINATED. All references in the Purchase Agreement to warrants are removed. Any warrants issued to Imperium are considered void and non-exerciseable on signing this agreement.

2. DELIVERY OF STOCK CERTIFICATE AND WARRANTS. Robert Donahue agrees to deliver 800,000 shares of common stock of GlobalNet, Inc. (the "Shares") which he owns in trust with Venture Law Corporation as trustee for a period of ten months from the date of this Agreement. The Shares will be accompanied by Mr. Donahue's powers of attorney's made in blank with requisite Medallion Guarantees in a form acceptable to the transfer agent of GlobalNet, Inc. to transfer the Shares.

3. CONSIDERATION AND PAYMENT FOR THE SHARES. At any time during ten months from the date of this Agreement Imperium may acquire all or any portion of the Shares at a purchase price of one dollar per share ($1.00 per Share) for an aggregate purchase price of Eight Hundred Thousand ($800,000) Dollars in U.S. currency. All payments for Shares are to be made to Venture Law Corporation, acting as trustee to this transaction.
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4.       RELEASE OF SHARES AND MONIES. Venture Law Corporation will release the shares to Imperium Capital Corp. and pay the all sums received as directed by Robert Donahue immediately on receipt of payment by Venture Law Corporation for the Shares in trust. Venture Law Corporation will return all or the portion of the Shares held in trust pursuant to this Agreement to Robert Donahue that have not been paid for by Imperium within ten months from the date of this Agreement (June 4, 2001).

5. SHARES ARE CONSIDERED RESTRICTED. Imperium understands that the shares on transfer will be legended with the following restriction:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (1) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR (2) IN COMPLIANCE WITH RULE 144, OR
                  (3) PURSUANT TO AN EXEMPTION FROM OR IN A TRANSACTION NOT SUBJECT TO THE ACT."

6. TRUSTEE INDEMNITY. The parties hereby jointly and severally agree to and to hereby release and indemnify and save harmless the Trustee, Venture Law Corporation, from and against all claims, suits, demands, costs, damages and expenses which may be occasioned by reason of the Trustee's compliance in good faith with terms of this Agreement.

7. BINDING AGREEMENT. The understandings contained herein constitute a binding agreement among the parties and expresses their intent with respect to one another.

GENERAL

8.       All other terms of the Purchase Agreement will remain the same.

9. The Purchase Agreement remains in full force and effect except as expressly amended by this Amending Agreement.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

                                            Buyer:
                                            IMPERIUM CAPITAL (USA), INC.

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By:  Robert Donahue                         Per:  Myron Gushiak, President


Trustee:
VENTURE LAW CORPORATION


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Per:  Alixe B. Cormick


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